                                                                      EXHIBIT 12

                              DELTA AIR LINES, INC.
     STATEMENT REGARDING COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
  AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (In millions, except ratios)

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
                                                                            THREE MONTHS ENDED
                                                                            -------------------
                                                                                 MARCH 31,
                                                                            --------------------
                                                                              2005        2004
                                                                            --------    --------
Earnings (loss):
               Loss before income taxes                                     $ (1,215)   $   (598)

Add (deduct):
               Fixed charges from below                                          415         361
               Loss from equity investees                                         --           3
               Amortization of capitalized interest                                4           4
               Interest capitalized                                               (2)         (3)
                                                                            --------    --------
               Loss as adjusted                                             $   (798)   $   (233)

Fixed charges:
               Interest expense, including capitalized amounts and
                 amortization of debt costs                                 $    270    $    197
               Portion of rental expense representative of the
                   interest factor                                               145         164
                                                                            --------    --------
Total fixed charges                                                         $    415    $    361

Preferred stock dividends                                                   $      5    $      6

Ratio of earnings to fixed charges                                                --          --
                                                                            ========    ========
Deficiency of earnings to cover fixed charges                               $  1,213    $    594
                                                                            ========    ========

Ratio of earnings to combined fixed charges
  and preferred stock dividends                                                   --          --
                                                                            ========    ========

Deficiency of earnings to cover combined fixed charges and
    preferred stock dividends                                               $  1,218    $    600
                                                                            ========    ========
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